EXHIBIT 11

KIDOZ INC.

INSIDER TRADING POLICY

Section 1 Purpose

As a publicly-traded company, Kidoz Inc. (together with its subsidiaries, the “Company” or “we”) and its directors, officers, employees, consultants and contractors and others are subject to legal restrictions relating to the treatment of undisclosed material information. In particular, trading or recommending or encouraging others to trade while in possession of undisclosed material information, or informing others of undisclosed material information, may be a violation of securities, corporate and criminal laws (the “Applicable Laws”).

The policies, procedures and guidelines (collectively, the “policies”) set out in this Insider Trading Policy (the “Policy”) have been developed to protect the Company and those to whom this Policy applies, and, in certain respects, may go beyond the requirements of Applicable Laws.

It is essential that everyone understand and comply with this Policy. If you are ever unsure of whether or not you are permitted to trade in the Company’s securities or the securities of another public company, contact the Compliance Officer (see Section 13) before you act.

Certain terms used in this Policy have very specific meanings and are explained further in Appendix “A” to this Policy.

Section 2 - Scope

This Policy applies to all directors and officers of the Company, and to all employees, consultants and contractors of the Company who receive or have access to undisclosed material information.

You should be particularly sensitive to ensuring that your spouse, partner and other family members do not, intentionally or unintentionally, gain access to undisclosed material information about the Company. The trading restrictions in this Policy and under Applicable Laws, as well as the potential consequences for violation, will apply to your spouse, partner or other family members if they gain access to undisclosed material information.

This Policy applies to all trading in any securities of the Company, including any of the Company’s shares, securities convertible or exchangeable into shares or other securities of the Company, debt instruments, puts, calls, options and any other rights or obligations to purchase or sell securities of the Company. It also applies to derivative securities relating to the Company’s securities, whether or not issued by the Company, including any security, the market price of which varies materially with the market price of the securities of the Company. Any reference in this Policy to “trade,” “trading,” “securities,” or other similar terms when used in reference to the Company’s shares has such broader meaning.

It is important to understand that this Policy applies to all shares that you beneficially own and/or over which you have direct or indirect control or direction, which includes securities owned by others (such as family members) where you direct or influence their investment decisions.

Section 3 - What is ‘Material Information’?

“Material information” means, when used in relation to the Company’s shares issued or proposed to be issued, a fact that would reasonably be expected to have a significant effect on the market price or value of the Company’s shares. Material information also includes information that a reasonable investor would consider as important in reaching an investment decision. Either positive or negative information may be material.

A “material change” means: (i) a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the Company’s shares; or (ii) a decision to implement a such a change made by: (A) the directors of the Company; or (B) senior management of the Company who believe that confirmation of the decision by the directors is probable. As used in this Policy, “material information” includes material changes.

It is not possible to define all categories of material information; however, some examples of information (not intended to be an exhaustive list or a substitute for the exercise of judgment in making materiality determinations) that could be considered material include:

●	operating and financial results;
●	financial projections;
●	business plans, strategies, or negotiations;
●	proposed mergers, acquisitions or joint ventures involving the Company or divestitures of significant assets or a subsidiary by the Company;
●	changes in share ownership that may affect control of the Company;
●	Board of Directors or senior management changes;
●	public or private sales of the Company’s securities;
●	proposed or pending material financings;
●	events of default under financing or other agreements;
●	financial or liquidity problems, bankruptcy, corporate restructuring, or receivership;
●	material transactions involving directors, officers or principal shareholders of the Company;
●	labour disputes or disputes with important suppliers;
●	significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;
●	cyber intrusions or other data breaches;
●	changes in the Company’s auditors;
●	pending or threatened litigation;
●	decisions or recommendations regarding dividend payments or policies, or other modifications to the rights of the Company’s security holders; and
●	changes in capital or corporate structure.

Section 4 - What is ‘Undisclosed Material Information’?

Material information that has not yet been generally disclosed to the public is referred to as “undisclosed material information”. Material information about the Company should be considered non-public or undisclosed unless there is certainty it has been publicly disclosed. As a general rule, in order for material information to be considered “generally disclosed” to the public, it must be published and widely disseminated by way of a press release (making it generally available to investors) and sufficient time must have elapsed in order for the market to react to the information.

Generally, this means one (1) full trading day, unless otherwise advised by the Compliance Officer that the sufficient period is longer or shorter. The term “trading day” means a day on which the stock exchange(s) on which the Company’s securities are traded are open for trading.

Section 5 - Insider Trading and Tipping Restrictions

(a)	Persons in a “special relationship” with the Company

You may come into possession of material information about the Company or other companies in the normal course of your work (such as news about financial results prior to public disclosure, financings, major projects, significant management changes, etc.). Under Applicable Laws, significant shareholders, directors, officers, employees, consultants and contractors of the Company, among others, may be considered to be in a “special relationship” with the Company and, as a result, caught by the prohibitions against insider trading, tipping and recommending described below. The concept of a special relationship with a public company is defined very broadly and extends to any person or company who falls within one of the categories summarized in Appendix “A”. Importantly, it also captures a potentially infinite chain of persons who receive undisclosed material information about the Company from any person who is in a special relationship with the Company.

(b)	No trading on undisclosed material information

It is illegal and strictly prohibited by this Policy to directly or indirectly engage in any transaction involving a purchase or sale of the Company’s shares at any time when you have knowledge of undisclosed material information. To do so would be “insider trading”.

You may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to complete the transaction before learning of the undisclosed material information.

(c)	No “tipping” or “recommending”

It is illegal and strictly prohibited by this Policy to disclose, other than in the necessary course of business, undisclosed material information relating to the Company to any other person (such as, but not limited to, family members, neighbors, friends, acquaintances, investment professionals, financial planners, family companies or family trusts), or to make recommendations or encourage, other than in the necessary course of business, the purchase or sale of the Company’s shares on the basis of undisclosed material information. To do so would be “tipping”.

The question of whether a particular disclosure is being made in the “necessary course of business” is a mixed question of law and fact that must be determined on a case-by-case basis. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of “tipping” and will not be considered to be in the necessary course of business. Generally, you should refrain from making such disclosure unless you have been specifically advised by the Compliance Officer that that it is permitted.

Section 6 - Restrictions on Short Selling and Other Speculative Trading

Investing in the Company’s shares provides an opportunity to share in the Company’s future growth and, accordingly, you are encouraged to make investments in the Company for the long-term. We strongly discourage active or speculative trading involving the Company’s shares based on short-term fluctuations in the price of the shares or other market conditions.

While long term investing is encouraged for all those to whom this Policy applies, directors, officers, employees, consultants and contractors are prohibited from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that hedge or offset (or are designed to hedge or offset) any decrease in market value of the Company’s shares granted as compensation or held, directly or indirectly, by the director, officer, employees, consultants or contractors.

Section 7 - Trading Blackouts

The period beginning at the end of each quarter and ending the next trading day following the date of public disclosure of the financial results for that quarter (or fiscal year) (a “Blackout Period”) is particularly sensitive, as directors, and certain officers, employees, consultants and contractors may often possess undisclosed material information about the expected financial results for the quarter and year end.

Accordingly, to ensure compliance with this Policy and Applicable Laws, all Restricted Persons must refrain from any trading activities involving the Company’s shares during the Blackout Periods, confirmed and communicated by the Compliance Officer.

The Company may from time to time impose additional non-scheduled Blackout Periods on account of the existence of or potential for undisclosed material information. In such event, Restricted Persons will be advised of the start and end of the non-scheduled Blackout Period, during which time they are prohibited from trading in the Company’s shares, as well as from disclosing to others the facts giving rise to or the existence of a non-scheduled Blackout Period.

Even in the absence of a Blackout Period, any person possessing undisclosed material information about the Company should not engage in any transactions in the Company’s shares until after one (1) trading day has elapsed from the public disclosure of such information.

For the purposes of this policy, “Restricted Persons” include all “reporting insiders” (as discussed below) and all other officers or employees who are specifically designated as Restricted Persons for the purposes of this Policy from time to time.

Section 8 - Insider Reporting Requirements

Under Applicable Laws, certain “insiders” of the Company who are deemed “reporting insiders” are required to comply with insider reporting requirements and to report their activities in respect of the Company’s shares. Reporting insiders include all directors of the Company, as well as certain executive officers and other employees who have routine access to undisclosed material information and the ability, directly or indirectly, to exercise influence over the business, operations, affairs, capital or development of the Company. Designation as a reporting insider may change over time and the Company will advise you if you are considered a reporting insider.

Reporting insiders are required to file an initial insider trading report within ten (10) calendar days of first becoming a reporting insider, disclosing any direct or indirect beneficial ownership of or control or direction over a share of the Company, and interest in, or right or obligation associated with, a related financial instrument involving a share of the Company. Reporting insiders are also required to file an insider trading report within two (2) business days of the date of any change in such direct or indirect beneficial ownership or control or direction, or such interest, right or obligation. Insider reports are filed with securities regulators electronically through the System for Electronic Disclosure by Insiders (SEDI) at www.sedi.ca and EDGAR at https://www.edgarfiling.sec.gov/Welcome/EDGAROnlineFormsLogin.htm.

Reporting insiders are personally and legally responsible for ensuring the accurate and timely disclosure of their trading activities. However, the Compliance Officer is available to assist you in the preparation and filing of insider trading reports and, where such assistance is requested, reporting insiders must provide the Compliance Officer with all required information to allow for timely submission of reports. Reporting insiders who file their own reports are asked to provide a copy to the Compliance Officer so that the Company’s records may be updated.

Consequences of contravening insider reporting requirements include the imposition of late filing fees, being identified as a late filer on public databases maintained by securities regulators, the issuance of cease trade orders or, in appropriate circumstances, enforcement proceedings.

Section 9 - Trading in Securities of Other Companies

This Policy is not restricted to information affecting the Company and its shares. You may obtain material information about other companies in the course of your work for the Company. As such, this Policy and the guidelines set out also apply to undisclosed material information about other companies or entities with which we do business, including but not limited to joint venture partners, service providers, customers, partners, vendors and suppliers of the Company. This also includes a potential take-over bid, merger or acquisition candidates (collectively, “business counterparties”), when that information is obtained in the course of employment with, or providing services to, or on behalf of, the Company.

Criminal and civil penalties and termination of your relationship with the Company may result from trading in the securities of, or tipping in relation to, any business counterparty when in possession of undisclosed material information about that business counterparty. Undisclosed material information about the Company’s business counterparties should be treated in the same way and with the same care as information related directly to the Company.

Section 10 - Policy Awareness and Consequences for Violation

A final copy of this Policy will be reviewed and acknowledged annually through our Wiki. Any amendments made to it from time to time will be made available either directly or by posting a revised policy to all employees for review.

Insider trading or tipping are serious offences and the consequences can be severe. Those who violate this Policy will be subject to disciplinary action by the Company, including possible termination of their relationship with the Company. This is in addition to facing significant fines and penalties and/or imprisonment. Under Applicable Laws, penalties for violations of insider trading laws currently include fines of up to $5 million or triple any profit made or loss avoided, whichever is greater, as well as imprisonment for up to 5 years.

Insiders may also be liable for improper transactions by any person to whom they have disclosed undisclosed material information regarding the Company or to whom they have made recommendations or expressed opinions based on such information (commonly referred to as a “tippee”). Large penalties have been imposed even when the disclosing person did not profit from the trading.

Section 11 - Review of the Policy and Waivers

The Company will review this Policy periodically to ensure it continues to comply with Applicable Laws and good corporate governance practices.

The Company may, from time to time, permit departures from the terms of this Policy, either prospectively or retrospectively. This Policy is not intended to give rise to civil liability on the part of the Company or its directors or officers to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

Section 12 - Questions

If you have questions about general insider trading matters or your responsibilities under this Policy, please contact the Compliance Officer.

Section 13 Compliance Officer

The Company has appointed Henry Bromley, the Company’s Chief Financial Officer (“CFO”), as the Company’s insider trading compliance officer. The CFO is responsible for the oversight of this Policy. As such, any questions or concerns with respect to this Policy should be directed to the CFO. In absence of the Compliance Officer, the Chairman will act as the Compliance Officer.

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This Insider Trading Policy is dated April 1, 2025.

Appendix “A”

PERSONS IN A SPECIAL RELATIONSHIP WITH the Company

Under Applicable Laws, persons in a “special relationship” with the Company include:

(a)	all directors, officers, employees, consultants and contractors of the Company;

(b)	all directors, officers, employees, consultants and contractors of any subsidiary of the Company;

(c)	any person or company who beneficially owns, controls or directs more than 10% of the shares of the Company, unless that person does not participate in the operations of the Company;

(d)	every director or officer of a company referred to in (c) and every director, officer or employee of any company that holds more than 10% of the shares of the Company;

(e)	a person or company that is: (i) considering or evaluating whether or proposing to make a takeover bid for the shares of the Company; or (ii) considering or evaluating whether or proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with the Company; or (iii) considering or evaluating whether or proposing to acquire a substantial portion of the Company property; (each of (i), (ii), or (iii) is herein referred to as a “Merger Partner”), and every director, officer or employee of a Merger Partner and any person who beneficially owns, controls or directs more than 10% of the voting shares of the Merger Partner;

(f)	a person or company (for example, consultants, advisers, contractors) that is engaging in or considering or evaluating whether or proposing to engage in any business or professional activity with or on behalf of the Company or a Merger Partner, and every director, officer or employee thereof;

(g)	a person or company that learns of undisclosed material information while the person or company was any of the persons or companies described in (a) through (f) above; and

(h)	a person or company that learns of undisclosed material information with respect to the Company (a “tippee”) from any other person or company in a special relationship with the Company (a “tipper”) where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with the Company. This includes a “tippee” who is tipped by a previous “tippee”. The significance of clause (h) is that it creates an indefinite chain so that any person who either trades on or discloses undisclosed material information acquired directly or indirectly from someone “on the inside” will be subject to the criminal and/or civil liabilities described in this Insider Trading Policy.

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